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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NTL INCORPORATED
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               (Exact Name of Registrant as Specified in Charter)


Delaware                         0-30673                       13-4105887
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(State or Other                (Commission                 (IRS Employer
 Jurisdiction of                 File Number)               Identification No.)
   Incorporation)



110 East 59th Street, New York, New York                                10022
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(Address of Principal Executive Offices)                             (Zip Code)


        Registrant's Telephone Number, including area code (212) 906-8440
                                                          ---------------



          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


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Item 1:           Description of Registrant's Securities to be Registered
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                  Common Stock, $.01 Par Value

     The capital stock of NTL Incorporated (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Company's Common Stock with a par value of $.01 per share (the "Common Stock"). Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of the Common Stock and there are no liquidation or conversion rights. Nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Company.

     Certain provisions of the Company's Certificate of Incorporation were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's board of directors. These provisions: (1) provide that only the board of directors, the Chairman of the board of directors, or the President have the power to call a Special Meeting of stockholders; (2) provide that the stockholders may amend the Company's by-laws only by affirmative vote of 66 2/3% or more of the shares entitled to vote; (3) provide for a classified board of directors; (4) provide that directors may only be removed by the affirmative vote of the holders of 66 2/3% or more of the shares entitled to vote; (5) provide that certain business transactions will require the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote; and (6) provide that at least 66 2/3% of the shares entitled to vote must approve certain amendments to the Certificate of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they are intended to discourage an attempt to obtain control of the Company in a transaction not approved by the Company's board of directors by making it more difficult for a third party to obtain control in a short time and impose its will on the remaining stockholders of the Company.


Item 2:           Exhibits
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     All exhibits required by the Instructions to Item 2 will be supplied to the
New York Stock Exchange.


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       SIGNATURES
                                   ----------


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              NTL INCORPORATED
                                              (Registrant)


                                              By: /s/  Richard J. Lubasch
                                              ---------------------------------
                                              Name:    Richard J. Lubasch
                                              Title:   Executive Vice President-
                                                        General Counsel


Dated: October 19, 2000